Exhibit 99.1

U.S. Energy Corp. Announces Third Quarter Financial and Operating Results

HOUSTON, TX – November 16, 2020 — U.S. Energy Corp. (NASDAQCM: USEG) (“We”, “U.S. Energy” or the “Company”) today announced financial and operating results for the third quarter ended September 30, 2020.

Management Comments

“Despite the continuation of the challenging commodity price backdrop and widespread shut-in activity taking place in the upstream industry, U.S. Energy has continued to execute on its previously stated 2020 plan,” said Ryan Smith, U.S. Energy’s Chief Executive Officer. “While the third quarter still undoubtedly felt the effects of shut-in activity that began in the previous quarter, with the improvement in commodity strip pricing, U.S. Energy began to see a slow but steady return of curtailed and shut-in production beginning in August 2020 as evidenced by our ascending production volumes throughout the quarter. The Company’s two recently announced acquisitions show that U.S. Energy can continue to transact on producing assets at compelling valuations despite the current market landscape. Going forward, the Company’s priorities will continue to be focused on maintaining the strength of our balance sheet and liquidity position while seeking out strategic asset packages that contain producing properties which generate free cash flow and hold upside potential. As we come to the conclusion of 2020, the success U.S. Energy has had throughout the year in accomplishing our stated goals and navigating an unprecedented energy backdrop has well positioned the Company to deliver both near-term and long-term value creation as we head into 2021.”

Third Quarter 2020 Production Update

During the quarter ended September 30, 2020, U.S. Energy produced volumes of 13,453 BOE (77% oil), an average of approximately 146 BOE per day. U.S. Energy continued to be affected by many of our operating partners actions to shut-in or curtail production and delay workover plans as a result of the low commodity price environment. While the majority of production shut-ins began during the second quarter of 2020 and continued through July 2020, U.S. Energy began seeing a significant portion of its properties return to production towards the end of the third quarter as shown by Company production averaging approximately 168 barrels of oil equivalent per day during August and September 2020, an approximate 15% increase from the overall third quarter average.

3q2020
Sales Volume (Total)
Oil (Bbls)	10,354
Gas (Mcf)	18,591
Sales volume (Boe)	13,453

Average daily production (Boe)	146

Average Sales Prices
Oil (Bbl)	$34.96
Gas (Mcf)	$2.10
Average price (Boe)	$29.81

Current Liquidity Position

At September 30, 2020, the Company had approximately $1.0 million in cash. As of November 16, 2020, we had approximately $5.4 million in cash and 2,915,654 shares outstanding.

Recent M&A Activity

As previously disclosed, on September 25, 2020, U.S. Energy closed a transaction to acquire producing properties primarily located in Lea County, New Mexico and Converse County, Wyoming. The assets contain both operated and non-operated properties and have total estimated Proved Developed Producing (“PDP”) reserves of approximately 237,263 barrels of oil equivalent (63% oil) with a present value of estimated net revenue before income taxes discounted at 10% (“PV10”) value of approximately $2.5 million using strip pricing as of September 9, 2020. The consideration paid at closing by U.S. Energy consisted of $500,000 in cash.

It should also be noted that subsequent to quarter end, on November 9, 2020, U.S. Energy announced it had entered into a Purchase and Sale Agreement to acquire operated assets in Liberty County, Texas in an all-stock transaction. The acquired properties have total estimated Proved Developed reserves of approximately 242,300 barrels of oil comprised entirely of PDP and Proved Developed Non-Producing reserves. The assets have a PV10 of approximately $1.2 million using strip pricing as of November 5, 2020. The consideration payable for the assets is expected to be $250,000 in U.S. Energy restricted common stock and the transaction is expected to close in the fourth quarter of 2020.

Third Quarter Ended September 30, 2020 Financial Results

Revenues from sales of oil and natural gas during the third quarter of 2020 were $0.4 million compared to $1.6 million during the comparable period of 2019. The change in revenue was primarily attributable to a decrease in commodity prices combined with a decrease in production volumes. For the third quarter of 2020 we realized an average oil sales price of $34.96 per Bbl and an average gas sales price of $2.10 per Mcf for an overall average sales price of $29.81 per BOE compared to an average oil sales price of $55.58 per Bbl and an average gas sales price of $1.63 per Mcf for an average sales price of $47.20 BOE during the comparable period of 2019. Revenue from oil production represented 90% of our revenue during the quarter.

Lease operating expenses during the second quarter of 2020 were $0.3 million compared to $0.4 million during the comparable period of 2019. The decrease in overall lease operating expenses was due to reduced overall field activity as a result of low commodity prices.

General and administrative (“G&A”) expenses, including non-cash items, totaled $607 thousand during the third quarter of 2020 compared to $1.0 million during the comparable period of 2019. The reduction was primarily attributable to a decrease in professional service fees combined with savings realized as a result of the Company’s successful implementation of a corporate overhead reduction.

We recorded a non-cash impairment of our oil and natural gas properties of $1.1 million during the third quarter of 2020 related to a full cost ceiling test limitation driven by the reduction in the value of our reserves due to a decline in commodity prices. We had no such impairment during the comparable period of 2019.

About U.S. Energy Corp.

We are an independent energy company focused on the acquisition and development of oil and gas producing properties in the United States. Our business is currently focused on targeting mature, low decline assets with existing infrastructure that allows us to maximize our return on capital in a sustainable and efficient manner. More information about U.S. Energy Corp. can be found at www.usnrg.com.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of the securities laws. All statements other than statements of historical facts included herein may constitute forward-looking statements. Forward-looking statements in this document may include statements concerning the Company’s expectations regarding the Company’s operational, exploration and development plans; expectations regarding the nature and amount of the Company’s reserves; and expectations regarding production, revenues, cash flows and recoveries. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model,” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in oil and natural gas prices, uncertainties inherent in estimating quantities of oil and natural gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and natural gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

Corporate Contact:

U.S. Energy Corp.

Ryan Smith

Chief Executive Officer

(303) 993-3200

www.usnrg.com